Filed Pursuant to Rule 424(b)(3)

File Number 333-169119

Pricing Supplement to the Prospectus dated May 27, 2011 and the Prospectus Supplement dated August 31, 2010

$250,000,000

iPath® CBOE S&P 500 BuyWrite IndexSM ETN

The iPath® Exchange-Traded Notes due May 28, 2037 (the “Securities”) are linked to the CBOE S&P 500 BuyWrite IndexSM, do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the CBOE S&P 500 BuyWrite IndexSM less an investor fee. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Underlying Index: The return on the Securities is linked to the performance of the CBOE S&P 500 BuyWrite IndexSM, commonly known as the BXM Index (the “Index”). The Index is designed to measure the total rate of return of a hypothetical “buy-write”, or “covered call”, strategy applied to the S&P 500® Composite Price Index (the “S&P 500® Index”). This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® Index (i.e., purchasing the common stocks included in the S&P 500® Index) and the sale of a succession of one-month, at-the-money S&P 500® Index call options that are listed on the Chicago Board Options Exchange, Incorporated (the “Index Sponsor”). We refer to this hypothetical portfolio as the “covered S&P 500® Index portfolio”. The Index is calculated by the Index Sponsor, and the S&P 500® Index is calculated by Standard & Poor’s Financial Services LLC (“S&P”).

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Secondary Market: We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol BWV. We have also listed the Securities on the Toronto Stock Exchange (“TSX”) under the ticker symbol BWV.U. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Early Redemption: Subject to the notification requirements described below, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Redemption Mechanics: In order to redeem your Securities on a redemption date, you must deliver a notice of redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities—Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Valuation Date: Valuation date means each business day from May 31, 2007 to May 21, 2037, inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, May 21, 2037, as the “final valuation date”.

Redemption Date: A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Inception Date: May 22, 2007.

Index Factor: The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

Investor Fee: The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Trading Day: A trading day is a day on which (i) the value of the Index is published by the Index Sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the components of the covered S&P 500® Index portfolio are traded, in each case as determined by the calculation agent in its sole discretion.

CUSIP Number: 06739F135

ISIN: GB00B1WL1590

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated May 27, 2011

Issued in denominations of $50

Cover Page, continued:

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities. BlackRock Fund Distribution Company, a member of the Financial Industry Regulatory Authority, Inc., may receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-10
THE INDEX	PS-16
VALUATION OF THE SECURITIES	PS-22
SPECIFIC TERMS OF THE SECURITIES	PS-23
CLEARANCE AND SETTLEMENT	PS-29
USE OF PROCEEDS AND HEDGING	PS-29
SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-30
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-33
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Exchange-Traded Notes due May 28, 2037 (the “Securities”) linked to the CBOE S&P 500 BuyWrite IndexSM, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you redeem your Securities?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Securities perform?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the CBOE S&P 500 BuyWrite IndexSM, commonly known as the BXM Index (the “Index”). The Securities will be issued in denominations of $50.

Announced in April 2002, the Index was developed by the Chicago Board Options Exchange, Incorporated (the “Index Sponsor”) under the index symbol “BXM”, in cooperation with Standard & Poor’s Financial Services LLC (“S&P”). The Index measures the total rate of return of a hypothetical “covered call” strategy (also referred to as a “buy-write” strategy) applied to the S&P 500® Composite Price Index (the “S&P 500® Index). This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® Index (i.e., a position in which the common stocks of the S&P 500® Index are held) and the deemed sale of a succession of one-month, at-the-money S&P 500® Index call options that are listed on the Chicago Board Options Exchange. This hypothetical portfolio is referred to as the “covered S&P 500® Index portfolio.” The long position in the S&P 500® Index and the “short” call options are held in equal notional amounts (i.e., the short position in each call option is “covered” by the long position in the S&P 500® Index).

This strategy is designed to provide option premiums that can, to a limited extent, offset losses from downside market performance in an equity portfolio on which the covered call option is sold. However, the strategy also limits participation in the appreciation of the equity portfolio on which the option is sold beyond the option’s strike price. The strike price for each option included in the Index will be equal to or slightly above the S&P 500® Index level at the time the option is sold.

The Index measures the total return performance of the covered S&P 500® Index portfolio by incorporating the value of the ordinary cash dividends paid on the common stocks of the S&P 500® Index and the option premiums deemed received from writing call options on the S&P 500® Index. Because the method of calculating the Index effectively reinvests the dividends and the option premiums into the S&P 500® Index on the day they are paid (in the case of dividends) or deemed to be received (in the case of option premiums), the Index is subject to fluctuations in the value of the S&P 500® Index.

The S&P 500® Index is currently published by S&P.

The Index and the S&P 500® Index are determined, calculated and maintained by the Index Sponsor and S&P, respectively, without regard to the Securities.

You should be aware that an investment in the Securities does not entitle you to any ownership interest in the stocks of the companies included in the S&P 500® Index. For a detailed discussion of the Index, including a description of the S&P 500® Index, see “The Index” in this pricing supplement.

If you have not previously redeemed your Securities, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your Securities on any redemption date during the term of the Securities, provided that you present at least 50,000 Securities for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum. If you choose to redeem your Securities on a redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A valuation date is each business day from May 31, 2007 to May 21, 2037, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, May 21, 2037, as the “final valuation date”.

A redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “—How Do the Securities Perform at Maturity?—Hypothetical Examples” and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

We have listed the Securities on NYSE Arca and TSX. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment—If the value of the Index decreases, or does not increase by an amount greater than the investor fee applicable to your Securities, you will receive less than your original investment in the Securities.

•

Market Risk—The return on the Securities is linked to the performance of the Index which, in turn, is linked to the prices of the stocks and options that comprise the covered S&P 500® Index portfolio. Stock and option prices may change unpredictably, affecting the value of the covered S&P 500® Index portfolio and, consequently, the value of your Securities in unforeseeable ways.

•

Limited Participation in Appreciation of the S&P 500® Index—Because a buy-write strategy limits participation in any appreciation of the underlying asset, in this case the S&P 500® Index, above the strike price of the call option, the Index will not participate in any appreciation of the S&P 500® Index as would an investment linked directly to the S&P 500® Index or a direct investment in the common stocks underlying the S&P 500® Index. The Index’s exposure to any decline in the value of the S&P 500® Index will not be limited.

•	No Interest Payments—You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Develop—Although we have listed the Securities on NYSE Arca and TSX, a trading market for your Securities may not exist. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca, TSX or any other exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in stock and option prices in general and prices of components of the covered S&P 500® Index portfolio in particular.

•	You believe the value of the Index will increase by an amount sufficient to offset the investor fee during the term of the Securities.

•	You do not seek current income from this investment.

•	You seek an investment with a return linked to the performance of the Index.

•	You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in stock and option prices in general and prices of components of the covered S&P 500® Index portfolio in particular.

•	You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the Securities, by purchasing the Securities, you agree to treat the Securities for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, your Securities should be treated as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Supplemental U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). As a result of Barclays Bank PLC’s ownership interest in BlackRock, Inc., BlackRock Fund Distribution Company is also deemed to have a conflict of interest within the meaning of NASD Rule 2720 in relation to this offering of Securities. Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement with respect to Barclays Capital Inc. and to “Supplemental Plan of Distribution—Conflict of Interest” in this pricing supplement with respect to BlackRock Fund Distribution Company.

How Do the Securities Perform?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon redemption.

Step 1: Calculate the investor fee

The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Step 2: Calculate the payment

You will receive a cash payment at maturity or upon redemption, as applicable, equal to (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or on redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 152.932% at maturity, as well as two examples in which the Index has decreased by approximately 51.27% at maturity. These examples highlight the behavior of the investor fee in different circumstances. Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 30 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Yearly Fee	Days	Denomination	Starting Index
0.75%	365	$50.00	100.00

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	B / Starting Index	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	106.453	1.04	$0.39	$0.39	$52.84
2	117.295	1.07	$0.42	$0.81	$57.84
3	125.035	1.04	$0.45	$1.26	$61.26
4	136.779	1.06	$0.49	$1.75	$66.64
5	145.515	1.04	$0.53	$2.28	$70.48
6	135.840	0.95	$0.53	$2.81	$65.11
7	126.779	0.95	$0.49	$3.30	$60.09
8	122.873	0.98	$0.47	$3.77	$57.67
9	114.723	0.95	$0.45	$4.21	$53.15
10	110.080	0.97	$0.42	$4.63	$50.41
11	121.804	1.07	$0.43	$5.07	$55.83
12	136.163	1.08	$0.48	$5.55	$62.53
13	148.835	1.06	$0.53	$6.09	$68.33
14	168.122	1.08	$0.59	$6.68	$77.38
15	191.939	1.09	$0.67	$7.35	$88.62
16	214.934	1.08	$0.76	$8.12	$99.35
17	241.043	1.08	$0.85	$8.97	$111.55
18	275.149	1.09	$0.97	$9.94	$127.64
19	306.784	1.07	$1.09	$11.03	$142.36
20	345.764	1.08	$1.22	$12.25	$160.63
21	308.847	0.92	$1.23	$13.48	$140.95
22	277.227	0.93	$1.10	$14.57	$124.04
23	245.615	0.92	$0.98	$15.55	$107.26
24	217.093	0.92	$0.87	$16.42	$92.13
25	191.102	0.91	$0.76	$17.18	$78.37
26	204.999	1.05	$0.74	$17.93	$84.57
27	212.336	1.02	$0.78	$18.71	$87.46
28	229.229	1.05	$0.83	$19.54	$95.08
29	245.614	1.05	$0.89	$20.43	$102.38
30	252.932	1.02	$0.93	$21.36	$105.11

			Annualized Index Return		3.14%
			Annualized iPath® Indicative Value Return		2.51%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	B / Starting Index	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	107.572	1.06	$0.39	$0.39	$53.40
2	115.718	1.08	$0.42	$0.81	$57.05
3	124.480	1.06	$0.45	$1.26	$60.98
4	133.906	1.07	$0.48	$1.74	$65.21
5	144.046	1.09	$0.52	$2.26	$69.76
6	154.954	1.06	$0.56	$2.82	$74.65
7	166.687	1.07	$0.60	$3.43	$79.92
8	179.309	1.08	$0.65	$4.07	$85.58
9	192.887	1.06	$0.70	$4.77	$91.67
10	207.493	1.08	$0.75	$5.52	$98.22
11	223.205	1.06	$0.81	$6.33	$105.27
12	240.107	1.09	$0.87	$7.20	$112.85
13	258.288	1.00	$0.93	$8.13	$121.01
14	281.762	0.99	$1.01	$9.14	$131.74
15	377.230	0.99	$1.24	$10.37	$178.24
16	466.980	1.00	$1.59	$11.97	$221.52
17	446.969	0.98	$1.71	$13.68	$209.80
18	427.815	0.99	$1.64	$15.32	$198.59
19	409.482	0.99	$1.57	$16.89	$187.85
20	391.935	1.01	$1.50	$18.39	$177.57
21	375.140	0.97	$1.44	$19.83	$167.74
22	359.064	0.98	$1.38	$21.21	$158.33
23	343.678	1.00	$1.32	$22.52	$149.31
24	328.950	1.00	$1.26	$23.79	$140.69
25	314.854	0.99	$1.21	$24.99	$132.43
26	301.362	0.99	$1.16	$26.15	$124.53
27	288.448	0.98	$1.11	$27.25	$116.97
28	276.087	0.98	$1.06	$28.31	$109.73
29	264.256	1.00	$1.01	$29.32	$102.80
30	252.932	0.95	$0.97	$30.29	$96.17

			Annualized Index Return		3.14%
		Annualized iPath® Indicative Value Return			2.20%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	B / Starting Index	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	92.022	0.94	$0.36	$0.36	$45.65
2	87.127	0.96	$0.34	$0.70	$42.87
3	80.596	0.95	$0.31	$1.01	$39.29
4	74.500	0.95	$0.29	$1.30	$35.95
5	69.498	0.95	$0.27	$1.57	$33.18
6	74.478	1.05	$0.27	$1.84	$35.40
7	81.170	1.06	$0.29	$2.13	$38.45
8	88.734	1.06	$0.32	$2.45	$41.92
9	94.498	1.04	$0.34	$2.79	$44.46
10	103.547	1.06	$0.37	$3.16	$48.61
11	93.513	0.93	$0.37	$3.53	$43.22
12	86.465	0.95	$0.34	$3.87	$39.36
13	79.441	0.94	$0.31	$4.18	$35.54
14	71.127	0.92	$0.28	$4.46	$31.10
15	64.564	0.93	$0.25	$4.72	$27.56
16	60.420	0.95	$0.23	$4.95	$25.26
17	55.306	0.94	$0.22	$5.17	$22.48
18	49.079	0.92	$0.20	$5.36	$19.17
19	44.615	0.93	$0.18	$5.54	$16.77
20	40.489	0.93	$0.16	$5.70	$14.54
21	38.513	0.97	$0.15	$5.85	$13.41
22	36.823	0.97	$0.14	$5.99	$12.42
23	36.100	0.99	$0.14	$6.13	$11.92
24	35.880	1.00	$0.13	$6.26	$11.68
25	34.598	0.97	$0.13	$6.39	$10.91
26	37.756	1.06	$0.14	$6.53	$12.35
27	39.976	1.04	$0.15	$6.67	$13.31
28	43.492	1.06	$0.16	$6.83	$14.92
29	45.926	1.04	$0.17	$7.00	$15.96
30	48.730	1.04	$0.18	$7.18	$17.19

			Annualized Index Return		-2.37%
		Annualized iPath® Indicative Value Return			-3.50%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	B / Starting Index	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	109.154	1.11	$0.39	$0.39	$54.19
2	119.146	1.11	$0.43	$0.82	$58.75
3	130.053	1.14	$0.47	$1.29	$63.74
4	141.958	1.11	$0.51	$1.80	$69.18
5	154.952	1.14	$0.56	$2.35	$75.12
6	169.137	1.12	$0.61	$2.96	$81.61
7	184.619	1.11	$0.66	$3.62	$88.69
8	201.519	1.14	$0.72	$4.35	$96.41
9	219.967	1.12	$0.79	$5.14	$104.85
10	240.102	1.12	$0.86	$6.00	$114.05
11	262.081	1.15	$0.94	$6.94	$124.10
12	286.072	1.14	$1.03	$7.97	$135.07
13	312.259	0.87	$1.12	$9.09	$147.04
14	344.262	0.88	$1.22	$10.31	$161.82
15	439.730	0.90	$1.47	$11.78	$208.08
16	306.607	0.87	$1.78	$13.57	$139.74
17	268.860	0.88	$1.08	$14.65	$119.78
18	235.760	0.90	$0.94	$15.59	$102.29
19	206.735	0.89	$0.83	$16.42	$86.95
20	181.284	0.88	$0.73	$17.14	$73.50
21	158.965	0.89	$0.64	$17.78	$61.70
22	139.395	0.88	$0.56	$18.34	$51.36
23	122.234	0.89	$0.49	$18.83	$42.29
24	107.185	0.88	$0.43	$19.26	$34.33
25	93.989	0.89	$0.38	$19.64	$27.36
26	82.418	0.87	$0.33	$19.97	$21.24
27	72.271	0.86	$0.29	$20.26	$15.88
28	63.374	0.88	$0.25	$20.51	$11.18
29	55.572	0.86	$0.22	$20.73	$7.05
30	48.730	1.23	$0.20	$20.93	$3.44

			Annualized Index Return		-2.37%
		Annualized iPath® Indicative Value Return			-8.54%

RISK FACTORS

The Securities are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Index itself, or in the components of the covered S&P 500® Index portfolio (including the common stocks underlying the S&P 500® Index). See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

Even If the Value of the Index at Maturity or Upon Redemption Exceeds the Initial Index Level, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently to offset the investor fee, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

You Will Not Benefit from Any Increase in the Value of the Index If Such Increase Is Not Reflected in the Value of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption. This will be true even if the value of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the investor fee.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities—Redemption Procedures” for more information.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the value of the covered S&P 500® Index portfolio and the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•

economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the market price of the components of the covered S&P 500® Index portfolio;

•	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

•	interest and yield rates in the U.S. market;

•	the volatility of the S&P 500® Index (i.e., the frequency and magnitude of changes in the level of the S&P 500® Index);

•	the liquidity of the call options on the S&P 500® Index included in the Index each month;

•

the dividend rate paid on the common stocks underlying the S&P 500® Index (while not paid to holders of the Securities, dividend payments on the common stocks underlying the S&P 500® Index may influence the value of the common stocks underlying the S&P 500® Index, the level of the S&P 500® Index and, therefore, affect the market value of the Securities); or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Historical Values of the Index or the Covered S&P 500® Index Portfolio Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

The actual performance of the Index or the covered S&P 500® Index portfolio over the term of the Securities, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical values of the Index or the covered S&P 500® Index portfolio, which have been highly volatile.

Stock and Option Prices May Change Unpredictably, Affecting the Value of the Index and the Value of Your Securities in Unforeseeable Ways

Trading in the stocks and options that comprise the covered S&P 500® Index portfolio is speculative and can be extremely volatile. Market prices of components of the covered S&P 500® Index portfolio may fluctuate rapidly based on numerous factors, including: the supply and demand characteristics of the market, including the availability of alternate investment opportunities; changes in interest and yield rates in the market; and the dividend rate on the common stocks of the S&P 500® Index. These factors may affect the value of the Index and the value of your Securities in varying ways, and different factors may cause the prices of the components of the covered S&P 500® Index portfolio, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Your Return Will Not Reflect the Return of an Investment Linked Directly to the Index or the S&P 500® Index

While the Index reflects the payment of dividends on the common stocks underlying the S&P 500® Index, as more fully described under “The Index”, the yield to the maturity date on the Securities will not produce the same yield as an investment linked solely to the level of the S&P 500® Index or the Index. The dividends paid on the common stocks underlying the S&P 500® Index and the premiums in respect of the call options on the S&P 500® Index will be incorporated into the Index, and those amounts will then be subject to the price movements of the S&P 500® Index and the call options on the S&P 500® Index. In addition, even if the level of the Index, as reduced by the investor fee, increases above the initial index level during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Securities decline.

The Appreciation in the Index May Be Less Than That of the S&P 500® Index Due to the Effect of the Index’s “Covered Call” Strategy

A covered call strategy (also referred to as a “buy-write” strategy) limits participation in the appreciation of the underlying asset, in this case the S&P 500® Index. As a result, an investment in the Securities is not the same as an investment directly linked to the performance of the S&P 500® Index or the common stocks underlying the S&P 500® Index. The call options included in the Index limit the Index’s participation in the appreciation of the S&P 500® Index to the strike price of each call option in a given month. Consequently, the Index will not participate as fully in the appreciation of the S&P 500® Index as would an investment linked directly to the S&P 500® Index or a direct investment in the stocks underlying the S&P 500® Index. In general, if the level of the S&P 500® Index increases above the strike price of the call options on the S&P 500® Index by an amount that exceeds the premium received from the sale of the call options on the S&P 500® Index, the value of the covered call strategy will be less than the value of a direct investment in the S&P 500® Index. While the strike price of the call options on the S&P 500® Index included in the Index will operate to limit the Index’s participation in any increase in the value of the S&P 500® Index, the Index’s exposure to any decline in the value of the S&P 500® Index will not be limited.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Stocks or Options That Comprise the Covered S&P 500® Index Portfolio

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in the stocks and options that comprise the covered S&P 500® Index portfolio (including the common stocks underlying the S&P 500® Index) may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any components of the covered S&P 500® Index portfolio.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca and TSX, there can be no assurance that a secondary market for the Securities will exist. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca, TSX or any other exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Components of the Covered S&P 500® Index Portfolio May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing components of the covered S&P 500® Index portfolio (including the common stocks underlying the S&P 500® Index), futures or options on such components or the Index, or other derivative instruments with returns linked to the performance of such components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of components of the covered S&P 500® Index portfolio and the value of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in components of the covered S&P 500® Index portfolio, futures or options on such components, and other investments relating to such components, the Index or the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the components of the covered S&P 500® Index portfolio or the value of the S&P 500® Index or the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities. As noted above, we and our affiliates expect to engage in trading activities related to components of the covered S&P 500® Index portfolio (including the common stocks underlying the S&P 500® Index), futures or options on such components or the Index, or other derivative instruments with returns linked to the performance of such components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the components of the covered S&P 500® Index portfolio and stocks and options generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the components of the covered S&P 500® Index portfolio and the value of the S&P 500® Index and the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Barclays Bank PLC and its Affiliates Have No Affiliation with the Index Sponsor or with S&P and Are Not Responsible for Their Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with the Index Sponsor or with S&P in any way and have no ability to control or predict their actions, including any errors in, or discontinuation of disclosure regarding their methods or policies relating to the calculation of, the Index or the S&P 500® Index. The Index Sponsor is not under any obligation to continue to calculate the Index or required to calculate any successor index, and S&P is not under any obligation to continue to calculate the S&P 500® Index or required to calculate any successor index. If the

Index Sponsor or S&P discontinue or suspend the calculation of the Index or the S&P 500® Index, respectively, it may become difficult to determine the market value of the Securities or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon redemption will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities—Market Disruption Event” and “—Discontinuance or Modification of the Index” in this pricing supplement.

All disclosure in this pricing supplement regarding the Index and the S&P 500® Index, including their make-up, method of calculation and changes in their components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Securities, should make your own investigation into the Index, the S&P 500® Index, the Index Sponsor and S&P. The Index Sponsor and S&P have no obligation to consider your interests as a holder of the Securities.

The Policies of the Index Sponsor and S&P and Changes That Affect the Composition and Valuation of the Index or the S&P 500® Index Could Affect the Amount Payable on Your Security and Its Market Value

The respective policies of the Index Sponsor and S&P concerning the calculation of the level of the Index and the S&P 500® Index, additions, deletions or substitutions of components of the covered S&P 500® Index portfolio and of the S&P 500® Index, and the manner in which changes affecting such components are reflected in the Index and the S&P 500® Index could affect the value of the Index and, therefore, the amount payable on your Security at maturity or upon redemption and the market value of your Security prior to maturity.

In addition, the Index Sponsor or S&P may modify the methodology for determining the respective composition and weighting of the Index or the S&P 500® Index, for calculating the value in order to assure that the Index or the S&P 500® Index represents an adequate measure of market performance or for other reasons, or for calculating the value of the Index or the S&P 500® Index. The Index Sponsor or S&P may also discontinue or suspend calculation or publication of the Index or the S&P 500® Index, respectively, or, if we breach our license agreement with S&P, S&P may terminate our right to use the Index. In any of these cases it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Market Disruption Event”, “—Discontinuation or Modification of the Index” and “—Role of Calculation Agent”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If the Index Sponsor or S&P were to discontinue or suspend calculation or publication of the Index or the S&P 500® Index, respectively, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Value of the Index or the Maturity Date or a Redemption Date

The determination of the value of the Index on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. If such a postponement occurs, the value of the Index shall be determined using the closing value of the Index on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the Securities be postponed by more than five trading days. As a result, the maturity date or a redemption date for the Securities could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the Securities—Market Disruption Event” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption

As the payment at maturity or upon redemption is a function of, among other things, the applicable index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable index factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until early redemption or maturity and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Moreover, it is possible that the Internal Revenue Service could seek to tax your Securities by reference to your deemed ownership of the underlying assets. In such a case, it is possible that the Internal Revenue Service could assert that you should currently recognize ordinary income in an amount equal to the dividend income paid on the securities underlying the S&P 500® Index and short-term capital gain for the option premiums as though you had actually written the options that the Index tracks. Under this alternative treatment, it is possible that the dividends you would be treated as receiving will not be treated as “qualified dividend income.” In addition, under this alternative treatment, it is possible that your Securities could be subject to the “straddle” rules of Section 1092 of the Internal Revenue Code.

These rules could have the effect of increasing the amount of short-term capital gain that you are required to recognize with respect to the Securities and requiring you to capitalize, rather than deduct, any interest or carrying charges incurred to hold the Securities. Accordingly, you should consult your tax advisor about this possibility.

Certain alternative U.S. federal income tax characterizations of the Securities could also affect non-U.S. holders. For example, amounts paid to non-U.S. holders attributable to the dividend component of the Index could, under such treatments, be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty.

For a discussion of the U.S. federal income tax treatment applicable to your Securities as well as other potential alternative characterizations for your Securities, please see the discussion under “Supplemental U.S. Federal Income Tax Considerations” below.

THE INDEX

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Index Sponsor. The Index is calculated, maintained and published by the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The Index Sponsor has no obligation to continue to publish, and may discontinue or suspend publication of, the Index at any time. Data on daily Index closing levels are calculated and disseminated by the Index Sponsor on its website at www.cboe.com and are also available from option quote vendors.

Description of the Index

Announced in April 2002, the Index was developed by the Index Sponsor in cooperation with S&P. The Index measures the total rate of return of a hypothetical “covered call” strategy (also referred to as a “buy-write” strategy) on the S&P 500® Index. This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® Index (i.e., a position in which the common stocks of the S&P 500® Index are held) and the deemed sale of a succession of one-month, at-the-money S&P 500® Index call options that are listed on the Chicago Board Options Exchange. This hypothetical portfolio is referred to as the “covered S&P 500® Index portfolio.” The long position in the S&P 500® Index and the “short” call options are held in equal notional amounts (i.e., the short position in each call option is “covered” by the long position in the S&P 500® Index).

This strategy is designed to provide option premiums that can, to a limited extent, offset losses from downside market performance in an equity portfolio on which the covered call option is sold. However, the strategy also limits participation in the appreciation of the equity portfolio on which the option is sold beyond the option’s strike price. The strike price for each option included in the Index will be equal to or slightly above the S&P 500® Index level at the time the option is sold.

The Index measures the total return performance of the covered S&P 500® Index portfolio by incorporating the value of the ordinary cash dividends paid on the common stocks of the S&P 500® Index and the option premiums deemed received from writing call options on the S&P 500® Index. Because the method of calculating the Index effectively reinvests the dividends and the option premiums into the S&P 500® Index on the day they are paid (in the case of dividends) or deemed to be received (in the case of option premiums), the Index is subject to fluctuations in the value of the S&P 500® Index.

Call Options

The call options included in the value of the Index have successive terms of approximately one month. Each call option on the S&P 500® Index in the hypothetical portfolio must be held to maturity, which is generally the third Friday of each month. At expiration, the call options are settled against the “Special Opening Quotations”, a special calculation of the S&P 500® Index. The Special Opening Quotation is compiled from the opening prices of the common stocks of the S&P 500® Index and is generally determined before 11:00 a.m., New York City time. The final settlement price of each call option at expiration is equal to the difference between the Special Opening Quotation and the strike price of the expired call option, or zero, whichever is greater, and is removed from the value of the Index at that time. In other words, if the Special Opening Quotation is greater than each call option’s strike price, the final settlement price is greater than zero and the value of the Index is effectively decreased upon settlement of each call option. If the Special Opening Quotation is less than each call option’s strike price, each call option is worthless and the value of the Index remains unchanged upon settlement of the call options.

Subsequent to the settlement of the expired call options, new at-the-money call options are deemed written or sold and included in the value of the Index. Like the expired call options, the new call options will expire approximately one month after the date of sale. The date on which one call option expires and another call option is written is referred to as the “roll date” and the process of replacing the expired options with the new options is referred to as the “roll”. The strike price of each new call option is equal to the strike price of the listed call option on the S&P 500® Index that is closest to and greater than the last value of the S&P 500® Index reported before 11:00 a.m., New York City time. For example, if the last value of the S&P 500® Index reported before 11:00 a.m., New York City time, is 901.10 and the closest listed option strike price above 901.10 is 905, then 905 is selected as the new strike price for the new call option to be incorporated into the Index.

Once the strike price for each new call option has been determined, each new call option is deemed sold at a price equal to the volume-weighted average price (the “VWAP”) of the corresponding new call option during the two hour period between 11:30 a.m., New York City time, and 1:30 p.m., New York City time, on the day the strike price is determined. The Index Sponsor calculates the VWAP in a two-step process by (i) excluding trades in the new call option between 11:30 a.m., New York City time, and 1:30 p.m., New York City time, that are identified as having been executed as part of a spread (i.e., a position taken in two or more options in order to profit through changes in the relative prices of those options); and (ii) calculating the volume-weighted average of all remaining transaction prices of each new call option during this two-hour period. The weights are equal to the fraction of the total volume, excluding spread transactions, transacted at each price during this period, as indicated by the Index Sponsor’s Market Data Retrieval System. If no transactions occur between 11:30 a.m., New York City time, and 1:30 p.m., New York City time, each new call option is deemed sold at the last bid price reported before 1:30 p.m. The value of the option premium deemed received from each new call option is functionally “reinvested” in the portfolio.

Calculation of the Index

The Index is a “chained index,” meaning its value depends on the cumulative product of the gross daily rates of return on the covered S&P 500® Index portfolio since June 1, 1988, when the initial value of the Index was first calculated and set at 100.00.

The value of the Index on any given date is calculated according to the following formula:

Indext = Indext-1 (1+Rt)

where:

Indext-1 is the value of the Index on the previous day; and

Rt is the gross daily rate of return of the covered S&P 500® Index portfolio on that day.

On each trading day that is not a roll date, the gross daily rate of return equals the change in value of the components of the covered S&P 500® Index portfolio (including the value of ordinary cash dividends paid on the common stocks underlying the S&P 500® Index that trade “ex-dividend” on that day), as measured from the close of trading on the preceding trading day. On each roll date, the gross daily rate of return will be equal to the product of three gross rates of return: (1) the gross rate of return from the previous close to the time the Special Opening Quotation is determined and the expiring call option is settled; (2) the gross rate of return from the Special Opening Quotation to the initiation of the new call position; and (3) the gross rate of return from the time the new call option is deemed sold to the close of trading on the roll date.

Neither Barclays Bank PLC nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. The Index Sponsor does not guarantee the accuracy or the completeness of the Index or any data included in the Index. The Index Sponsor assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. The Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

Comparison of the Returns of the Index and S&P 500® Index

The following two examples illustrate how the Index return is derived from the S&P 500® Index return using actual information from the quarters ending December 31, 2003 and September 30, 2004, respectively. For information on month ending levels from January 2001 to March 2010, see “—Historical Closing Levels of the Index” below.

Example 1: Quarter ending December 31, 2003 (The Index underperforms the S&P 500® Index):

S&P 500® Index

S&P 500® Index	11.64%
Dividend Yield on the S&P 500® Index	0.54%
Total S&P 500® Index return	12.18%

The Index

Total S&P 500® Index return	12.18%
Loss on short options sold during the quarter*	-4.46%
The Index return	7.72%

Example 2: Quarter ending September 30, 2004 (The Index outperforms the Total S&P 500® Index return):

S&P 500® Index

S&P 500® Index	-2.29%
Dividend Yield on the S&P 500® Index	0.42%
Total S&P 500® Index return	-1.87%

The Index

Total S&P 500® Index return	-1.87%
Gain on short options sold during the quarter*	1.99%
The Index return	0.12%

*	The gain and loss on options sold during the quarter are expressed as a percentage of the level of the S&P 500® Index at the end of each month during the relevant quarter.

Description of the S&P 500® Index

All information regarding the S&P 500® Index set forth in this in this pricing supplement, reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). The S&P 500® Index is calculated, maintained and published by S&P. The S&P 500® Index is reported by Bloomberg under ticker symbol “SPX <Index>“.

The S&P 500® Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500® Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the S&P 500® Index

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$4.0 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the S&P 500® Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

The S&P 500® Index does not reflect the payment of dividends on the stocks included in the S&P 500® Index. Because of this the return on the Securities will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the Securities.

Computation of the S&P 500® Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P 500® Index. With a float-adjusted index, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500® Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500® Index’s calculation. In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares held in a trust to allow investors in countries outside the country of domicile (such as ADRs and Canadian exchangeable shares), shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December. Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the S&P 500® Index is the quotient of (1) the total float-adjusted market capitalization of the S&P 500® Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500® Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require adjustments to the index divisor.

Historical Closing Levels of the Index

The Index has historically experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical levels of the Index do not give an indication of future performance of the Index. Barclays Bank PLC cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive total return on their investment.

We obtained the closing levels of the Index listed below from Bloomberg Financial Services, without independent verification. The actual level of the Index at or near maturity of the Securities may bear little relation to the historical levels shown below.

The following table sets forth the level of the Index at the end of each month, in the period from January 2001 through March 2011. This historical data on the Index is not indicative of the future levels of the Index or what the market value of the Securities may be.

Month-End Closing Levels of the Index

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
January	659.12	572.34	521.21	628.13	673.89	720.52	815.39	802.38	585.07	734.77	819.71
February	621.95	571.85	517.03	636.50	681.95	727.87	805.10	809.97	547.99	762.78	829.13
March	586.98	585.55	517.20	635.58	679.93	735.49	807.02	823.41	592.75	774.49	823.10
April	604.32	561.91	554.32	634.00	673.75	745.76	812.77	843.24	615.12	772.73
May	612.60	567.63	563.76	638.81	687.39	730.85	831.12	853.76	642.67	725.23
June	603.30	535.60	561.31	651.89	682.81	740.51	830.27	802.62	655.38	695.03
July	613.00	490.95	575.15	641.08	703.28	752.51	812.71	802.95	686.54	741.15
August	589.60	498.27	591.63	647.42	710.87	761.58	821.76	818.05	695.88	739.55
September	527.63	461.67	580.58	652.69	720.96	772.94	828.29	771.87	708.99	767.23
October	534.45	495.91	607.46	658.65	705.77	782.20	853.26	655.08	704.97	776.79
November	553.12	523.05	614.81	660.36	707.28	793.48	837.41	585.21	746.92	784.58
December	567.25	523.92	625.38	677.26	706.04	800.16	852.88	608.49	766.18	811.07

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph below compares the performance of the Index and the total return performance of the S&P 500® Index from June 30, 1988 through March 31, 2011.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

License Agreement

S&P has entered into a license agreement granting to us a non-transferable, non-exclusive license to use the Index in connection with the Securities.

The Securities are not sponsored, endorsed, sold or promoted by S&P or the Index Sponsor. Neither S&P nor the Index Sponsor make any representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities. The Index is a benchmark index designed to track the performance of a hypothetical buy-write strategy on the S&P 500® Index. S&P’s and the Index Sponsor’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P, the Index Sponsor and the Index which is determined, composed and calculated by the Index Sponsor without regard to Barclays Bank PLC or the Securities. The Index Sponsor has no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the Index. S&P and the Index Sponsor are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Neither S&P nor the Index Sponsor have any obligation or liability in connection with the administration, marketing or trading of the Securities.

THE INDEX SPONSOR SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT THE INDEX SPONSOR CONSIDERS RELIABLE, BUT NEITHER S&P NOR THE INDEX SPONSOR ACCEPT ANY RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS

THEREIN. NEITHER S&P NOR THE INDEX SPONSOR GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER S&P NOR THE INDEX SPONSOR MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER S&P NOR THE INDEX SPONSOR MAKE ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE INDEX SPONSOR OR S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, and “500” are trademarks of S&P and “BuyWrite” and “CBOE” are trademarks of the Index Sponsor. These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the Index Sponsor and neither S&P nor the Index Sponsor make any representation regarding the advisability of investing in the Securities.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the value of the Index on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index and the S&P 500® Index, the market price of the components of the covered S&P 500® Index portfolio (including the common stocks in the S&P 500® Index, economic, financial, political, regulatory, or judicial events that affect the value of the Index or the market price of the components of the covered S&P 500® Index portfolio, the general interest rate environment, as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol BWV.IV. Additionally, we or an affiliate expect to calculate and publish the closing indicative value of your Securities on each trading day at www.ipathetn.com. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Security × (Current Index Level / Initial Index Level) - Current Investor Fee

where:

Principal Amount per Security = $50;

Current Index Level = The most recent published level of the Index as reported by the index sponsor;

Initial Index Level = The level of Index on the inception date; and

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your Securities, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

Bloomberg L.P. is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The indicative value will be derived from sources deemed reliable, but Bloomberg L.P. and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Bloomberg L.P. makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Bloomberg L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Bloomberg L.P., its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg L.P., its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg L.P. shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Bloomberg L.P. is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the Index Sponsor and S&P, respectively, may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Securities. Index levels provided by the Index Sponsor and S&P, respectively, will not necessarily reflect the depth and liquidity of the components of the covered S&P 500® Index portfolio (including the common stocks underlying the S&P 500® Index). For this reason and others, the actual trading price of the Securities may be different from their indicative value.

As discussed in “Specific Terms of the Securities—Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to percentage change in the value of the Index between the inception date and the final valuation date. Your cash payment at maturity will be equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

The index factor on the final valuation date will be equal to the final index level divided by the initial index level. The initial index level is the closing value of the Index on the inception date and the final index level is the closing value of the Index on the final valuation date.

The investor fee on the final valuation date will be equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which equals (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of Securities at the time the reduction becomes effective.

The index factor on the relevant valuation date is the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

The investor fee on any valuation date will be equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A valuation date is each business day from May 31, 2007 to May 21, 2037, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, May 21, 2037, as the “final valuation date”.

A redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Valuation Date

A valuation date is each business day from May 31, 2007 to May 21, 2037 inclusive (or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of the Index. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Market Disruption Event

As set forth under “—Payment at Maturity” and “—Payment Upon Redemption” above, the calculation agent will determine the value of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the value of the Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of the Index. If such a postponement occurs, the Index shall be determined using the closing value of the Index on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the Securities be postponed by more than five trading days.

If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day.

A market disruption event with respect to the Index, as determined by the calculation agent in its sole discretion, means a relevant exchange or any related exchange fails to open for trading during its regular trading session or the occurrence or existence of any of the following events:

•	a trading disruption, if the calculation agent determines it is material, at any time during the one-hour period that ends at the close of trading for a relevant exchange or related exchange; or

•	an exchange disruption, if the calculation agent determines it is material, at any time during the one-hour period that ends at the close of trading for a relevant exchange or related exchange; or

•	an early closure.

The following events will not be market disruption events:

•	a limitation on the hours or number of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant exchange or related exchange; or

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index, the S&P 500® Index or the common stocks included in the S&P 500® Index.

A “trading disruption” means any suspension of or limitation imposed on trading by the relevant exchange or related exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchange or related exchange or otherwise, (i) relating to common stocks that comprised 20% or more of the level of the S&P 500® Index (immediately preceding such suspension or limitation) or (ii) in options contracts or futures contracts relating to the S&P 500® Index on any relevant related exchange.

An “exchange disruption” means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the calculation agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any relevant exchange or related exchange in common stocks that comprised 20% or more of the level of the S&P 500® Index (immediately preceding such disruption or impairment) or (ii) effect transactions in options contracts or futures contracts relating to the S&P 500® Index on any relevant related exchange.

An “early closure” means the closure on any exchange business day of any relevant exchange relating to common stocks that comprised 20% or more of the level of the S&P 500® Index (immediately preceding such closure) or of any related exchange prior, in either case, to its normally scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one-hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such exchange business day.

An “exchange” means the primary organized exchange or quotation system for trading any common stocks underlying the S&P 500® Index and any successor to any such exchange or quotation system or any substitute exchange or quotation system to which trading in any common stocks underlying the S&P 500® Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the common stocks underlying the S&P 500® Index on such substitute exchange or quotation system as on the original exchange).

An “exchange business day” means any scheduled trading day on which each exchange and related exchange is open for business during its regular trading session, notwithstanding any such exchange or related exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

A “related exchange” means any exchange or quotation system on which futures or options contracts relating to the S&P 500® Index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the S&P 500® Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the S&P 500® Index on such temporary substitute exchange or quotation system as on the original related exchange).

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently. We may consolidate the additional securities to form a single class with the outstanding Securities.

Discontinuance or Modification of the Index

If the Index Sponsor discontinues publication of the Index or, despite continued publication of the Index, Barclays Bank PLC’s right to use the Index is suspended or terminated, and the Index Sponsor or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued or that Barclays Bank PLC’s right to use the Index is suspended or terminated and that there is no successor index, or that the closing value of the Index is not available because of a market disruption event or for any other reason, on the date on which the value of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, or the method of calculating the Index has been changed at any time in any respect—including if S&P discontinues publication of the S&P 500® Index with or without a successor index, changes are made due to events affecting one or more of the common stocks underlying the S&P 500® Index or their issuers, and whether the change is made by the Index Sponsor and S&P under their existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the Index and the amount payable at maturity or upon redemption or otherwise relating to the value of the Index may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon redemption, market disruption events, business days, trading days, the investor fee, the default amount, the initial index level, the final index level, the closing value of the Index on any valuation date, the maturity date, redemption dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to components of the covered S&P 500® Index portfolio (including the common stocks underlying the S&P 500® Index), futures or options on such components or the Index, or other derivative instruments with returns linked to the performance of such components or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on components of the covered S&P 500® Index portfolio (including the common stocks underlying the S&P 500® Index), futures or options on such components or the Index, or other derivative instruments with returns linked to the performance of such components or the Index, as well as other indices designed to track the performance of the Index, the S&P 500® Index or components of the covered S&P 500® Index portfolio (including the common stocks underlying the S&P 500® Index).

The hedging activity discussed above may adversely affect the value of the Index and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. Except for the discussion under the heading “-Non-U.S. Holders” below, it applies to you only if you are a U.S. holder (as defined below) and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns a Security as a hedge or that is hedged against interest rate risks;

•	a person that owns a Security as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except for the discussion under the heading “-Non-U.S. Holders” below, this section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid executory contract with respect to the Index. Pursuant to the terms of the

Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the Securities for all U.S. federal income tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for your Securities. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your Securities should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your Securities, and the Internal Revenue Service might assert that your Securities should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, early redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If your Securities are treated as contingent debt instruments and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the Internal Revenue Service could assert that your Securities should be subject to the “constructive ownership” rules set forth in Section 1260 of the Internal Revenue Code. Specifically, Section 1260 treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the Securities. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Securities. If Section 1260 were to apply to the Securities, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on the sale, exchange, maturity, or other taxable disposition of the Securities as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in the common stocks included in the S&P 500® Index during the period in which you hold the Securities and had actually sold covered calls in the manner that is hypothetically done in computing the Index. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Securities in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the Index between the issue date for the Securities and the date of the disposition of the Securities.

Moreover, it is possible that the Internal Revenue Service could seek to tax your Securities by reference to your deemed ownership of the underlying assets. In such a case, it is possible that the Internal Revenue Service could assert that you should currently recognize ordinary income in an amount equal to the dividend income paid on the securities underlying the S&P 500® Index and short-term capital gain for the option premiums as though you had actually written the options that the Index tracks. Under this alternative treatment, it is possible that the dividends you would be treated as receiving will not be treated as “qualified dividend income.” In addition, under this alternative treatment, it is possible that your Securities could be subject to the “straddle” rules of Section 1092 of the Internal Revenue Code. These rules could have the effect of increasing the amount of short-term capital gain that you are required to recognize with respect to the Securities and requiring you to capitalize, rather than deduct, any interest or carrying charges incurred to hold the Securities. Accordingly, you should consult your tax advisor about this possibility.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon early redemption or maturity of your Securities could be treated as ordinary gain or loss or that you should be required to accrue interest over the term of your Securities.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the early redemption or maturity of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the early redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the early redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the Securities should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recently Enacted Legislation

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders

The U.S. federal income tax treatment of the Securities is uncertain, and alternative treatments are possible. Under certain alternative U.S. federal income tax characterizations of the Securities, amounts attributable to the dividend component of the Index may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty. If you are a non-U.S. holder (as defined in the prospectus supplement), you should consult your tax advisor about this risk and other potential U.S. federal income tax risks associated with owning the Securities.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations– Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell the Securities to dealers as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Fund Distribution Company a member of the Financial Industry Regulatory Authority, Inc., to promote the Securities and provide certain services relating to the Securities. BlackRock Fund Distribution Company may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds. In connection with the completion of the sale of the Barclays Global Investors business (“BGI business”) to BlackRock, Inc. (“BlackRock”), BlackRock Fund Distribution Company (formerly named Barclays Global Investors Fund Distribution Company) was transferred as part of the BGI business to BlackRock on December 1, 2009 and is now an indirect wholly-owned subsidiary of BlackRock. While Barclays Bank PLC has an ownership interest in BlackRock and representation on its board of directors, BlackRock is independent in ownership and governance, with no single majority stockholder and a majority of independent directors.

Conflict of Interest

Barclays Bank PLC owned 4.9% of BlackRock’s outstanding voting shares and 19.8% of the total capital stock of BlackRock outstanding immediately following the completion of the sale of the BGI business to BlackRock. As a result of this ownership interest by Barclays Bank PLC in BlackRock, BlackRock Fund Distribution Company is deemed to have a conflict of interest within the meaning of NASD Rule 2720, as administered by FINRA, in relation to this offering of Securities. Consequently, the offering of Securities is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). Under its agreement with Barclays Bank PLC to provide certain promotional services in respect of the Securities as described above, BlackRock Fund Distribution Company may not act as a distributor of the Securities or as an underwriter, broker or dealer in connection with the Securities (except in trades in the secondary market in the ordinary course of business not related to the services provided to Barclays Bank PLC as described above), and accordingly BlackRock Fund Distribution Company is not selling the Securities in this offering to any party or account, including to any discretionary account. For more information regarding the conflict of interest of Barclays Capital Inc. in relation to this offering, see “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclayscapital.com]

Subject: iPath® Notice of Redemption, CUSIP No. 06739F135

[BODY OF EMAIL]

Name of holder: [                            ]

Number of Securities to be redeemed: [                            ]

Applicable valuation date: [            ], 20[    ]

Contact Name: [                                ]

Telephone #: [                                ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:	212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Global Medium-Term Notes, Series A, iPath® Exchange Traded Notes due May 28, 2037 CUSIP No. 06739F135, redeemable for a cash amount based on the CBOE S&P 500 BuyWrite IndexSM (the “Securities”) hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

$250,000,000

BARCLAYS BANK PLC

iPath® CBOE S&P 500 BuyWrite IndexSM ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

May 27, 2011

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)

Patent Pending

iP-P-112-05111